EXHIBIT 5.1

Direct: 410.659.4509	Direct Fax: 410.659.4599
March 7, 2011
First Industrial Realty Trust, Inc.
311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
Ladies and Gentlemen:
     This opinion is furnished in our capacity as special Maryland counsel for First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a prospectus on March 6, 2009 which was declared effective September 18, 2009, as supplemented by a prospectus supplement dated March 3, 2011 (together, the “Prospectus”), for the purpose of registering for sale eight million nine hundred thousand (8,900,000) shares of the Company’s common stock, par value $0.01 per share (the “Securities”) to be issued from time to time in connection with a public offering of the Securities underwritten by UBS Securities LLC (the “Underwriter”) pursuant to the terms of an Underwriting Agreement dated March 3, 2011 by and among the Underwriter, the Company and First Industrial, L.P., a Delaware limited partnership (the “Underwriting Agreement”).
     The Securities were registered pursuant to a registration statement on Form S-3 (No. 333-157771) filed with the Commission on March 6, 2009 which was declared effective on September 18, 2009, as amended (the “Registration Statement”). Each of the Registration Statement and the Prospectus was filed under the Securities Act of 1933, as amended (the “Securities Act”). Terms used but not defined herein shall have the meanings given to them in the Registration Statement.
     In connection therewith, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of the following:
(a)	Articles of Amendment and Restatement of the Company filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on June 13, 1994, as amended to date (the “Charter”);
(b)	Amended and Restated Bylaws of the Company, as amended to date;
(c)	records of proceedings of the Board of Directors of the Company, including those certain resolutions adopted February 14, 2011 (the “Authorizing Resolutions”);
(d)	Certificate of Status for the Company issued by the SDAT dated February 28, 2011;

First Industrial Realty Trust, Inc.
March 7, 2011

(e)	the Registration Statement and the Prospectus;
(f)	the Underwriting Agreement;
(g)	certificates of officers of the Company and the representations and warranties contained in the Underwriting Agreement; and
(h)	such other contracts, certificates, records and copies of executed originals, final forms and draft forms of documents as we deemed necessary for the purpose of this opinion.
     With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have not independently verified any factual matters or reviewed any documents other than the documents referred to above and accordingly we do not express any opinion as to matters that might have been disclosed by independent verification or review. As to matters of fact that have not been independently established, we have relied upon representations of officers of the Company.
     We have further assumed that (i) prior to issuance of the Securities, valid consideration for the Securities has been received in full and consists in whole or in part of money, tangible or intangible property, labor or services actually performed for the Company, a promissory note or other obligation for future payment in money, or contracts for labor or services performed; (ii) to the extent that any Securities are being issued in exchange or upon exercise or conversion of any other securities, the requirements of clause (i) of this sentence shall have been satisfied as to the issuance of such other securities; (iii) the Prospectus will have been filed with the Commission and have become effective; (iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws; and (v) the Underwriting Agreement shall have been duly authorized and validly executed and delivered by the Company and the other parties thereto and shall be binding upon and enforceable against the Company and the other parties thereto.
     We are attorneys admitted to practice in the State of Maryland. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the State of Maryland.
     Based upon the foregoing, we are of the opinion that the Securities, when issued in accordance with the Authorizing Resolutions upon receipt by the Company of the consideration provided for in the Authorizing Resolutions and as provided in the Underwriting Agreement, Registration Statement and Prospectus, will be duly authorized, validly issued, fully-paid and non-assessable.
     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer

First Industrial Realty Trust, Inc.
March 7, 2011

and sale of securities, and that additional action will be taken by the Company to effect the issuance of the Securities.
     This opinion may be relied upon by the firm of Barack Ferrazzano Kirschbaum & Nagelberg LLP with respect to that firm’s opinion to be filed as an exhibit to the Prospectus. In addition, we hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference we have not certified any part of the Registration Statement or Prospectus and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ McGuireWoods LLP